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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                           (Amendment No.          )

                      Morgan Stanley India Investment Fund
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                                (Name of Issuer)

                                 Common  Stock
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                         (Title of class of securities)

                                   61745C105
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's in respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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  CUSIP No.         61745C105              13G            Page  2 of  8  Pages
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      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)
                                                                   (b)
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      3      SEC USE ONLY

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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.
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                               5    SOLE VOTING POWER
  NUMBER OF                                       0
   SHARES                    ---------------------------------------------------
 BENEFICIALLY                  6    SHARED VOTING POWER
   OWNED BY                                  325,718
    EACH                     ---------------------------------------------------
  REPORTING                    7    SOLE DISPOSITIVE POWER
 PERSON WITH                                      0
                             ---------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                          2,289,424
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      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,289,424
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     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  6.41%
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     12    TYPE OF REPORTING PERSON*
                 IA, CO
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               *  SEE INSTRUCTIONS BEFORE FILLING OUT  !

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  CUSIP No.   61745C105                   13G            Page  3 of  8  Pages
--------------------------------                       -------------------------
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      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Asset Management Inc.
                    IRS # 13-304-0307
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)
                                                                   (b)
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      3      SEC USE ONLY

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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.
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                               5    SOLE VOTING POWER
  NUMBER OF                                       0
   SHARES                    ---------------------------------------------------
 BENEFICIALLY                  6    SHARED VOTING POWER
   OWNED BY                                       0
    EACH                     ---------------------------------------------------
  REPORTING                    7    SOLE DISPOSITIVE POWER
 PERSON WITH                                      0
                             ---------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                          1,879,306
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      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,879,306
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     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 5.26%
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     12    TYPE OF REPORTING PERSON*
                 IA, CO
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               *  SEE INSTRUCTIONS BEFORE FILLING OUT  !

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CUSIP No.     61745C105           13G                       Page   4 of  8 Pages
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Item  1 (a)                 Name  of  Issuer
-----------                 ----------------

                            Morgan Stanley India Investment Fund

Item  1 (b)                 Address of issuer's principal executive offices
-----------                 -----------------------------------------------

                            1221 Avenue of the Americas
                            New York,  New York  10020

Item  2 (a)                 Name of person filing
-----------                 ---------------------

                        (a) Morgan  Stanley  Group  Inc.
                        (b) Morgan Stanley Asset Management Inc.

Item  2 (b)                 Principal business office
-----------                 -------------------------

                        (a) 1585 Broadway
                            New  York,  New  York  10036

                        (b) 1221 Avenue of the Americas
                            New  York,  New  York  10020

Item  2 (c)                 Citizenship
-----------                 -----------

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                 Title  of  class  of  Securities
-----------                 --------------------------------

                            Common  Stock

Item  2 (e)                 Cusip  No.
-----------                 ----------

                            61745C105

 Item    3              (a) Morgan Stanley Group Inc. is (e) an Investment
-----------                 Adviser registered under section 203 of the
                            Investment Advisers Act of 1940.

                        (b) Morgan Stanley Asset Management Inc. is (e) an
                            Investment Adviser registered under Section 203 of the Investment 1940.

 Item    4                  Ownership
-----------                 ---------

                            Incorporated by reference to Items (5) - (9) and cover page.

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CUSIP No.   61745C105               13G                     Page   5 of  8 Pages
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Item    5            Ownership  of  5  Percent  or  Less  of  a  Class
---------            -------------------------------------------------

                     Inapplicable

Item    6            Ownership of More than 5 Percent on Behalf of Another
---------            -----------------------------------------------------
                     Person
                     ------
                     Accounts managed on a discretionary basis by Morgan Stanley
                     Asset Management, Inc., a wholly owned subsidiary of Morgan
                     Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, the sale of such securities. No such account holds the class.


Item    7            Identification and Classification of the Subsidiary Which
---------            ---------------------------------------------------------
                     the Security Being Reported on By the Parent Holding
                     ----------------------------------------------------
                     Company
                     -------

                     Inapplicable

Item    8            Identification and Classification of Members of the Group
---------            ---------------------------------------------------------

                     Inapplicable

Item    9            Notice of Dissolution of Group
---------            ------------------------------

                     Inapplicable

Item    10           Certification
----------           -------------

                     By signing below I certify that, to the best of my
                     knowledge and belief, the securities referred to above were acquired in the business and were not acquired for the purpose of and the effect of changing or influencing the control of the securities and were not acquired in connection with or in any transaction having such purpose or effect.
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CUSIP No.  61745C105                    13G                    Page 6 of 8 Pages
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            After reasonable inquiry and to the best of my knowledge and and belief. I certify that the information set forth in this statement is true, complete and correct.


Date :      February 14, 1997

Signature : /s/ PETER A. NADOSY
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Name/Title: Peter  A.  Nadosy  /  Vice Chairman
            --------------------------------------------------------------------
            MORGAN  STANLEY  ASSET  MANAGEMENT  INC.

Date :      February 14, 1997

Signature : /s/ EDWARD J. JOHNSEN
            --------------------------------------------------------------------

Name/Title: Edward J. Johnsen / Vice President Morgan Stanley & Co. Incorporated
            --------------------------------------------------------------------
            MORGAN  STANLEY  GROUP  INC.



             INDEX  TO  EXHIBITS                                           PAGE
             -------------------                                           ----

EXHIBIT 1   Agreement to Make a Joint Filing                                 7
---------


EXHIBIT 2   Secretary's Certificate Authorizing Edward J. Johnsen            8
---------   to Sign on behalf of Morgan Stanley Group Inc.